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                                                                   EXHIBIT 10.45

[LOGO] BANK OF AMERICA                                   BUSINESS LOAN AGREEMENT




This Agreement dated as of March 15, 1996 is between Bank of America Arizona (the "Bank") and Sunrise Preschools, Inc. (the "Borrower").

1.       FACILITY NO. 1 LINE OF CREDIT AMOUNT AND TERMS

1.1      LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No.1 Commitment") is Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(d) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No.1 Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and January 31, 1997 (the "Expiration Date") unless the Borrower is in default.

1.3      INTEREST RATE.

(a)      The interest rate is the Reference Rate plus 1.00 percentage point(s).

(b) The Reference Rate is the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association ("BofA California") as its "reference rate". The Reference Rate is set by BofA California based on various factors, including BofA California's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank and BofA California may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in BofA California's Reference Rate.

1.4      REPAYMENT TERMS.

(a) The Borrower will pay interest on April 1, 1996 and on the first day of each month thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c)      The Borrower may prepay the loan in full or in part at any time.

2.       FACILITY NO. 2 LINE OF CREDIT AMOUNT AND TERMS

2.1      LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No.2 Commitment") is Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

(b) This is a non-revolving line of credit with a term repayment option. Any amount of credit extended, even if repaid before the end of the availability period, permanently reduces the remaining available line of credit.


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(c)      The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No.2 Commitment.

2.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and January 31, 1997 (the "Expiration Date") unless the Borrower is in default.

2.3      INTEREST RATE.

(a)      The interest rate is the Reference Rate plus 1.25 percentage point(s).

2.4      REPAYMENT TERMS.

(a) The Borrower will pay interest on April 1, 1996 and on the first day of each month thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay the principal amount outstanding on the Expiration Date in Sixty (60) successive equal monthly installments starting April 1, 1997. On March 1, 2002, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

3.       Section 3 is intentionally omitted.



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4.       FEES AND EXPENSES

4.1      FEES.

(a) UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 1/8% per year.

         This fee is due July 1, 1996 and quarterly thereafter until January 1, 2002.

4.2 EXPENSES. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

4.3      REIMBURSEMENT COSTS.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.



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5.       COLLATERAL

5.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower.

(a)      Machinery, equipment, and fixtures.

(b)      Inventory.

(c)      Receivables.

(f)      Patents, trademarks and other general intangibles.

(h)      Motor Vehicle Department lien filings.

In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

6.       DISBURSEMENTS, PAYMENTS AND COSTS

6.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.3      TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized in writing by any one of the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

6.4 DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's account, or such other of the Borrower's account with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.



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(b)      Approximately 10 days prior to each Due Date, the Bank will mail to the
         Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

         (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

         (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

6.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Arizona. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

6.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)      any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

6.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

6.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Reference Rate plus 2.00 percentage points. This may result in compounding of interest.

6.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.



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7.       CONDITIONS The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

7.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2 GOVERNING DOCUMENTS. A copy of the Borrower's articles of incorporation.

7.3 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

7.4 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles must show the Bank's interest.

7.5 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

7.6      Section 7.6 is intentionally omitted.

7.7 OTHER INSURANCE. Evidence of General Liability and insurance coverage for child physical and sexual abuse claims with an insurer acceptable to the Bank and with the Bank named as an additional loss payee.

7.8 SUBORDINATION AGREEMENTS. Subordination agreements in form and substance satisfactory to the Bank, in favor of the Bank when requested by the Bank for additional funded debt.

7.9      Section 7.9 is intentionally omitted.

7.10     OTHER ITEMS. Any other items that the Bank reasonably requires.

8. REPRESENTATIONS AND WARRANTIES When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

8.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

8.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.



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8.3      ENFORCEABLE AGREEMENT. This Agreement, and each other agreement or document executed and delivered to the Bank in connection with this Agreement, is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

(b)      in form and content required by the Bank.

(c)      in compliance with all government regulations that apply.

8.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

8.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

8.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.11 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

8.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13     ERISA PLANS.

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.



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(e)      The following terms have the meanings indicated for purposes of this
         Agreement:

         (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

8.14 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

9. COVENANTS The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1      USE OF PROCEEDS. To use the proceeds of the credit only for:

Facility No. 1: Working capital advances.

Facility No. 2: Vehicle and fixed asset purchases, excluding acquisitions and start up financing.

9.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements and Borrower's Form 10-K Annual Report. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared.

(c) Copies of the Borrower's Form 10-Q Quarterly Report within 45 days of period end and Form 8-K Current Report within 10 days after the date of filing with the Securities and Exchange Commission.

(d) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statement projections for the next five fiscal years, to include income statement, balance sheet and cash flow statements, monthly for the first year and at least quarterly thereafter.

9.3 CURRENT RATIO. To maintain a ratio of current assets to current liabilities of at least the amounts indicated for each period specified below (measured quarterly):

                Period                                          Ratio
                ------                                          -----
                From the date hereof through
                July 31, 1996                                   1.50:1.0

                August 1, 1996 through
                July 30, 1998                                   1.25:1.0

                July 31, 1998 and thereafter                    1.50:1.0



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9.4      TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. To maintain a ratio of
Total Liabilities to Tangible Net Worth not exceeding the amounts indicated for each period specified below:

            Period                                             Ratio
            ------                                             -----
            From the date hereof through
            July 31, 1996                                      2.00:1.0

            August 1, 1996 through
            January 30, 1998                                   3.00:1.0

            January 31, 1998 through
            July 30, 1998                                      2.75:1.0

            July 31, 1998 and thereafter                       2.00:1.00


"Total Liabilities" means the sum of current liabilities plus long term liabilities.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

To be measured quarterly.

9.5 ADJUSTED EBITDA DEBT COVERAGE RATIO. To maintain an adjusted EBITDA Debt Coverage Ratio of at least 1.50:1.0.

"Adjusted EBITDA Debt Coverage Ratio" means the ratio of Adjusted EBITDA to the sum of interest expense and taxes paid plus dividends paid during the current fiscal year (excluding those dividends accrued during or prior to the fiscal year ending July 31, 1995 and actually paid on or before December 31, 1995 from the proceeds of the Series C Preferred Stock Offering dated December 19, 1995) and the current portion of long-term debt. "Adjusted EBITDA" means the sum of net income before taxes, interest expense, amortization and depreciation.

This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.

9.6 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)      Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)      Obtaining surety bonds in the usual course of business.

(d) Additional debts for acquisitions of new and existing preschools which do not exceed a total principal amount of Five Million and No/100 Dollars ($5,000,000.00) in fiscal year 1996. A further limitation for additional debts for fiscal year 1997 and beyond will be subject to review of the Borrower's revised annual projections and financial statements, and in an amount acceptable to the Bank.

(e) Additional debts for business purposes which do not exceed a total principal amount of One Hundred Thousand and No/100 Dollars ($100,000.00) outstanding at any one time.



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9.7      OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)      Deeds of trust and security agreements in favor of the Bank.

(b)      Liens for taxes not yet due.

(c) Additional liens which secure obligations for acquisitions of new and existing preschools in a total principal amount not exceeding Five Million and No/100 Dollars ($5,000,000.00) in fiscal year 1996. A further limitation for additional liens for fiscal year 1997 and beyond will be subject to review of the Borrower's revised annual projections and financial statements, and in an amount acceptable to the Bank.

(d) Additional purchase money security interests in personal or real property acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) at any one time.

9.8 DIVIDENDS. Not to declare or pay any dividends on any of its shares (excluding accrued dividends of $286,666.56 through December 31, 1995) in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) during the period from January 1, 1996 through July 31, 1996 and during the fiscal year ending July 31, 1997. Notwithstanding the fore going, no dividends will be allowed if the borrower is in default or the payment of such dividends would result in an event of default or in the violation of any covenants. No additional cash dividends will be allowed after fiscal year 1997 without the Bank's prior written consent.

9.9 LOANS TO OFFICERS AND AFFILIATES. Not to make any loans, advances or other extensions of credit to any of the Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing) or affiliates without the prior written consent of the Bank.

9.10 OUT OF DEBT PERIOD (FACILITY NO. 1). To repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and the expiration date, and each subsequent one-year period (if any).

9.11     NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any lawsuit over Fifty Thousand and No/100 Dollars ($50,000.00) against the Borrower.

(b) any substantial dispute between the Borrower and any government authority.

(c)      any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

9.12     BOOKS AND RECORDS. To maintain adequate books and records.

9.13 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.14 COMPLIANCE WITH LAWS. To comply with the laws, (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.



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9.15     PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

9.16 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.17 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.18 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

9.19     INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.20 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)      liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e) acquire or purchase a business or its assets for a consideration, including assumption of debt, in excess of Ten Million and No/100 Dollars ($10,000,000.00) in the aggregate.

(f)      Open more than nine new schools in fiscal years 1996 and 1997 combined.

(g) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

(h) voluntarily suspend its business for more than 30 days in any one year period.

9.21     ERISA PLANS. To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

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10.      DEFAULT  If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy" below with respect to the Borrower, the entire debt outstanding under this Agreement will automatically be due immediately.

10.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

10.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for the extensions of credit under this Agreement.

10.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

10.4 DEATH. If the Borrower is a corporation, any principal officer or majority stockholder dies.

10.5 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

10.6 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

10.7 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Fifty Thousand and No/100 Dollars ($50,000.00) or more in excess of any insurance coverage.

10.8 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Fifty Thousand and No/100 Dollars ($50,000.00) or more in excess of any insurance coverage.

10.9 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

10.10 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's financial condition, properties or prospects, or ability to repay the extensions of credit under this Agreement.

10.11 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed.

10.12 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

10.13 OTHER BANK AGREEMENTS. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

10.14 ERISA PLANS. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

10.15 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

11.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2     ARIZONA LAW. This Agreement is governed by Arizona law.

11.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4     ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

         (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

         (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

         (iii)    Any violation of this Agreement; or

         (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Arizona law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g)      This provision does not limit the right of the Borrower or the Bank to:

         (i)      exercise self-help remedies such as setoff;

         (ii) foreclose against or sell any real or personal property collateral; or

         (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                  (A)      an interim remedy; and/or

                  (B)      additional or supplementary remedies.

(h) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.


(i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

11.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.


11.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

11.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

11.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.9 EXCHANGE OF INFORMATION. The Borrower agrees that the Bank may exchange financial information about the Borrower with BankAmerica Corporation affiliates and other related entities.

11.10 USURY LAWS. This paragraph covers the transactions described in this Agreement and any other agreements with the Bank or its affiliates executed in connection with this Agreement, to the extent they are subject to the Arizona usury laws (the "Transactions"). The Borrower understands and believes that the Transactions comply with the Arizona usury laws. However, if any interest or other charges paid or payable in connection with the Transactions are ever determined to exceed the maximum amount permitted by law, the Borrower agrees that:

(a) the amount of interest or other charges payable by the Borrower pursuant to the Transactions shall be reduced to the maximum amount permitted by law; and

(b) any excess amount previously collected from the Borrower in connection with the Transactions which exceeded the maximum amount permitted by law will be credited against the then outstanding principal balance. If the outstanding principal balance has been repaid in full, the excess amount paid will be refunded to the Borrower.

All fees, charges, goods, things in action or any other sums or things of value, other than interest at the interest rate described in this Agreement, paid or payable by the Borrower (collectively the "Additional Sums"), that may be deemed to be interest with respect to the Transactions, shall, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to the Transactions, be payable by Borrower as, and shall be deemed to be, additional interest. For such purposes only, the agreed upon and "contracted for rate of interest" of the Transactions shall be deemed to be increased by the rate of interest resulting from the Additional Sums.

11.11 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

11.12 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA ARIZONA                SUNRISE PRESCHOOLS, INC.

/s/ Craig Miller                       /s/ James R. Evans
---------------------------------      ----------------------------------------
By: Craig Miller,  Vice President      By: James R. Evans, Chairman & President



Address where notices to the Bank      Address where notices to the Borrower
are to be sent:                        are to be sent:

Commercial Banking Division #8211      9128 East San Salvador, Suite 200
101 North First Avenue                 Scottsdale, Arizona 85258
Phoenix, Arizona 85003




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